Exhibit 99.1

News

The Great Atlantic & Pacific Tea Company, Inc.	Investor contact: William J. Moss
2 Paragon Drive	Vice President, Treasurer
Montvale, NJ 07645	(201) 571-4019
201-573-9700
Press contact: Richard P. De Santa
Vice President, Corporate Affairs
(201) 571-4495

A&P TENDERS FOR ANY AND ALL OF ITS OUTSTANDING

7 3/4% NOTES DUE 2007 AND 9 1/8% SENIOR NOTES DUE 2011

Montvale, New Jersey, August 10, 2005 -- The Great Atlantic & Pacific Tea Company, Inc. (NYSE:GAP) today commenced tender offers for any and all of its outstanding 7 3/4% Notes due 2007 (the “7 3/4% Notes”) and 9 1/8% Senior Notes due 2011 (the “9 1/8% Notes”). In conjunction with the tender offers, A&P also commenced consent solicitations to eliminate certain covenants and certain events of default in the indenture as it relates to these notes. The tender offers and consent solicitations are being made pursuant to the Offer to Purchase and Consent Solicitation Statement dated August 10, 2005.

Holders who tender and deliver their tenders and consents to the proposed amendments to the indenture governing the 7 3/4% Notes and 9 1/8% Notes by 5:00 p.m. New York City time on August 23, 2005, unless extended, (the "Consent Date") will be eligible to receive the total consideration with respect to the applicable series of notes, which includes a consent payment equal to $30 per $1,000 principal amount of the tendered notes. The total consideration will be determined using standard market practice of pricing to the maturity date, in the case of the 7 3/4% Notes, and earliest redemption date, in the case of the 9 1/8% Notes, at a fixed spread of 75 basis points over the bid side yield on the 3.75% Treasury Notes due 3/31/07 in the case of the 7 3/4% Notes, and 50 basis points over the bid side yield on the 3.00% Treasury Notes due 12/31/06 in the case of the 9 1/8% Notes, determined at 2:00 p.m. New York City time on the business day immediately following the Consent Date as reported by the Bloomberg Government Pricing Monitor. Using the August 5, 2005 reference rates, the total consideration was approximately $1,044.33 for the 7 3/4% Notes and $1,098.65 for the 9 1/8% Notes for each $1,000 principal amount of notes tendered. Holders who tender after the Consent Date but prior to the Expiration Date (as defined below) will be eligible to receive the tender offer consideration, which equals the total consideration less the consent payment.

The tender offers will expire at 11:59 p.m., New York City time, on September 7, 2005, unless extended, (the “Expiration Date”) with respect to either series of notes. Payment for the tendered notes will be made promptly after the expiration of the tender offers if the notes are accepted for purchase. Consummation of the tender offers, and payment for the tendered notes, is subject to the satisfaction or waiver of certain conditions, including the consummation of the sale of A&P Canada and, as it relates to the 9 1/8% Notes, the condition that there be validly tendered and not validly withdrawn at least a majority of the outstanding aggregate principal amount of the notes.

Lehman Brothers Inc. is acting as the sole Dealer Manager and Solicitation Agent for the tender offers and the consent solicitations. The Tender Agent and Information Agent is D.F. King & Co., Inc.

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offers and the consent solicitations are being made only by reference to the Offer to Purchase and Consent Solicitation Statement dated August 10, 2005.

Requests for documentation should be directed to D.F. King & Co., Inc. at (800) 949-2583 or (212) 269-5550 in the case of banks and brokerage firms. Questions regarding the tender offers and the consent solicitations should be directed to Lehman Brothers at (212) 528-7581 or toll free at (800) 438-3242.